EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS THIRD QUARTER 2010 RESULTS

CHERRY HILL, NJ, November 3, 2010 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced results for the quarter ended September 30, 2010.

Net revenues for the quarter ended September 30, 2010 were $11.3 million, compared to $15.3 million for the second quarter of 2010. Net income for the quarter ended September 30, 2010 was $1.7 million or $0.17 per diluted share, compared to $3.2 million or $0.31 per diluted share for the second quarter of 2010. Bookings for the quarter ended September 30, 2010 were $9.8 million, compared to $12.2 million in bookings for the second quarter of 2010.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST, commented, "The third quarter results were in line with our prior guidance. The sequential pullback in orders and bookings is consistent with trends seen in the broader semiconductor equipment sector and are clearly not specific to inTEST. More importantly, we were able to maintain a 48% gross margin in the third quarter of 2010 (the same as the second quarter), despite the lower revenues as we benefitted from a more favorable product mix while we continued to manage product material costs as well as our operating expenses. Our balance sheet improved with cash and cash equivalents increasing to $6.2 million at the end of the third quarter of 2010 compared to $3.1 million at the end of the second quarter, primarily due to customer collections; we currently expect our cash and cash equivalents to increase by approximately $3.0 million in the fourth quarter before the impact of principal payments on the $1.5 million in notes payable related to our acquisition of Sigma in 2008. We currently plan to fully retire these notes during the fourth quarter of 2010. In addition, we were able to keep inventory flat with the prior quarter, as we continued to successfully manage our inventory to meet customer demand levels."

Financial Outlook:

The Company expects that net revenue for the fourth quarter ended December 31, 2010 will be similar to that achieved in the first quarter of 2010, and will be in the range of $8.8 to $9.5 million, due to the reduced bookings in the third quarter, and that pre-tax net income will be in the range of breakeven to $500,000. The fourth quarter 2010 financial outlook reflects the expected impacts of approximately $175,000 in costs related to the planned fourth quarter relocation of the Company's Cherry Hill facility as well as approximately $450,000 in increased staffing and benefit related costs compared to our first quarter 2010 results. The above outlook is based on the Company's current views with respect to operating and market conditions and customers' forecasts, which are subject to change.

Investor Conference Call / Webcast Details:

There will be a conference call with investors and analysts this evening at 5:00 pm EDT to discuss the Company's third quarter 2010 results and management's current expectations and views of the industry. The call may also include discussion of strategic, operating, product initiatives or developments, or other matters relating to the Company's current or future performance.

The dial-in number for the live audio call beginning at 5 p.m. EDT on November 3, 2010 is +1-201-689-8471. A live web cast of the conference call will be available on inTEST's website at www.intest.com. A replay of the call will be available 2 hours following the call through midnight on Wednesday, November 10, 2010 at www.intest.com and by telephone at +1-858-384-5517. The conference ID number to access the replay is 358945.

About inTEST Corporation

inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:

Hugh T. Regan, Jr.	David Pasquale
Treasurer and Chief Financial Officer	Global IR Partners
inTEST Corporation	intt@globalirpartners.com
Tel: 856-505-8811	Tel: 914-337-8801

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

(Financials Attached)

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Nine Months Ended
	9/30/2010	9/30/2009	6/30/2010	9/30/2010	9/30/2009
Net revenues	$11,305	$6,009	$15,260	$36,094	$15,076
Gross margin	5,452	2,432	7,368	17,357	4,651
Operating expenses:
Selling expense	1,444	988	1,754	4,427	3,161
Engineering and product development expense	767	515	787	2,255	1,848
General and administrative expense	1,555	1,161	1,653	4,689	4,219
Restructuring and other charges	-	27	-	-	356
Operating income (loss)	1,686	(259)	3,174	5,986	(4,933)
Other income (expense)	8	(18)	(8)	(11)	(58)
Earnings (loss) before income taxes	1,694	(277)	3,166	5,975	(4,991)
Income tax expense (benefit)	16	1	(2)	17	(6)
Net earnings (loss)	1,678	(278)	3,168	5,958	(4,985)

Net earnings (loss) per share - basic	$0.17	$(0.03)	$0.32	$0.60	$(0.50)
Weighted average shares outstanding - basic	10,033	9,983	10,007	10,011	9,971

Net earnings (loss) per share - diluted	$0.17	$(0.03)	$0.31	$0.59	$(0.50)
Weighted average shares outstanding - diluted	10,195	9,983	10,186	10,127	9,971

Condensed Consolidated Balance Sheets Data:
	As of:
	9/30/2010	6/30/2010	12/31/2009
Cash and cash equivalents	$ 6,197	$ 3,134	$ 2,647
Trade accounts receivable, net	7,940	10,704	5,413
Inventories	3,188	3,176	3,064
Total current assets	17,790	17,219	11,501
Net property and equipment	192	235	297
Total assets	21,471	20,935	15,144
Accounts payable	1,554	2,899	2,576
Accrued expenses	3,405	3,431	2,156
Total current liabilities	5,489	6,843	5,249
Noncurrent liabilities	1,213	1,242	1,301
Total stockholders' equity	14,769	12,850	8,594